Exhibit 99.1

Kroger Outlines Growth Strategy,
Raises Long Term EPS Growth Target to 8-11%

Increased Investment in New Stores to Strengthen Existing & Grow New Markets

Board of Directors Approves $500 Million Share Buyback

CINCINNATI, Ohio, October 16, 2012 — The Kroger Co. (NYSE: KR) today unveiled its long-term strategy for enhanced growth at its investor conference in New York.  Building on strong momentum from its proven Customer 1st strategy, the company said it will invest in a targeted expansion strategy to increase square footage and store penetration in existing markets and enter new markets.

Kroger raised its long term, fully-diluted earnings per share growth target from 6 to 8 percent to 8 to 11 percent, plus a current dividend of 2.5 percent. To support its growth strategy, Kroger expects to increase capital spending by an incremental $200 million annually and increase return on invested capital.

Also today, Kroger’s Board of Directors today approved a $500 million share repurchase program, replacing the existing authorization that had approximately $340 million remaining.

Kroger to Accelerate Growth

During the conference, Kroger’s leadership highlighted the significant opportunities the company sees across the broad food retailing market, which extends beyond traditional supermarkets and includes discount stores, drug stores, restaurants and many others.

“Our proven strategy and market position provide a tremendous platform to accelerate growth and increase value creation for Kroger shareholders,” said David B. Dillon, Kroger’s chairman and chief executive officer.  “We are confident that Kroger’s unmatched knowledge of the customer and disciplined approach to deploying capital will drive growth at attractive levels of return. We will continue to use our strong free cash flow to deliver shareholder value through actions such as our recent 30 percent dividend increase and the continuation of our substantial share repurchase program.”

During the past five years, Kroger’s customer-centric strategy has resulted in a 200 basis point increase in market share — defined as overall share of the products Kroger sells in the markets where the company operates — to 21.1 percent, according to Nielsen Homescan data. Today, nearly half of all U.S. households hold a Kroger loyalty card, and that figure increases to 85 percent in the markets where Kroger operates. The company has reported an industry-leading 35 consecutive quarters of positive identical store sales.

“Even through the worst of the recession, Kroger created 29,000 new jobs during the last five years. We are going to invest to grow and expand our store base, which will create more job opportunities over the next five years, and beyond,” Mr. Dillon said.

In addition to selectively expanding its store base and the markets it serves, Kroger will also pursue other initiatives to drive growth, including:

•                  New customer channels — Enhancing the company’s digital and mobile platforms by leveraging its world-class customer insights program.

•                  New store formats — Testing new store formats to provide greater access and shopping flexibility to customers.

The company will measure its progress across several key performance metrics including return on invested capital (ROIC), identical sales excluding fuel, FIFO operating margin excluding fuel, and market share growth.

Kroger also reconfirmed sales and earnings guidance for the current fiscal year today.

Kroger, one of the world’s largest retailers, employs more than 339,000 associates who serve customers in 2,425 supermarkets and multi-department stores in 31 states under two dozen local banner names including Kroger, City Market, Dillons, Jay C, Food 4 Less, Fred Meyer, Fry’s, King Soopers, QFC, Ralphs and Smith’s. The company also operates 788 convenience stores, 342 fine jewelry stores, 1,124 supermarket fuel centers and 37 food processing plants in the U.S. Recognized by Forbes as the most generous company in America, Kroger supports hunger relief, breast cancer awareness, the military and their families, and more than 30,000 schools and grassroots organizations. Kroger contributes food and funds equal to 160 million meals a year through more than 80 Feeding America food bank partners. A leader in supplier diversity, Kroger is a proud member of the Billion Dollar Roundtable and the U.S. Hispanic Chamber’s Million Dollar Club.

This press release contains certain forward-looking statements about the future performance of the company. These statements are based on management’s assumptions and beliefs in light of the information currently available to it. These statements are indicated by words such as “expects,” “continue,” “going to,” “target,” and “will.” Aggressive competition, economic conditions, interest rates, goodwill impairment, the success of programs designed to increase our identical supermarket sales without fuel and increase customer loyalty, the impact of increasing fuel costs on consumer spending, and labor disputes, particularly as the company seeks to manage increases in health care and pension costs, could materially affect our expected identical supermarket sales growth, earnings per share, and our ability to continue to create value for shareholders. Earnings per share also will be affected by the number of shares outstanding and volatility in the company’s fuel margins. Earnings and sales also may be affected by adverse weather conditions, particularly to the extent that hurricanes, tornadoes, floods, and other conditions disrupt our operations or those of our suppliers; create shortages in the availability or increases in the cost of products that we sell in our stores or materials and ingredients we use in our manufacturing facilities; or raise the cost of supplying energy to our various operations, including the cost of transportation.  Our results also will be affected by rising commodity costs, the inconsistency of the economic recovery, consumer confidence, changes in government-funded benefit programs, and changes in inflation or deflation in product and operating costs, and our ability to implement cost controls. Our FIFO operating margin, excluding fuel, will be affected by changes in product costs during the year, if our estimates of product cost changes or the timing of those changes prove incorrect, and if competitive or other factors cause our margins on product sold to fail to meet our objectives.  Our ability to increase capital spending depends on our ability to generate free cash flow and otherwise to have cash on hand, which will be affected by all of the factors identified above, as well as the extent to which funds can be used for this reason  while maintaining our debt rating.  Our ability to invest in targeted expansion, increase square footage and store penetration in existing markets, enter new markets, create jobs and develop new formats could vary from our expectations if we are unsuccessful in acquiring suitable sites for new stores; development costs vary from those budgeted; our logistics and technology or store projects are not completed on budget or within the time frame projected; or if current operating conditions worsen. These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially. We assume no obligation to update the information contained herein. Please refer to Kroger’s reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties.

Kroger Contacts:

Media: Keith Dailey (513) 762-1304

Investors: Cindy Holmes (513) 762-4969